PURCHASE AND SALE AGREEMENT

BETWEEN

TETON DJ LLC

AS SELLER

AND

NOBLE ENERGY, INC.

AS BUYER

DATED EFFECTIVE FEBRUARY 1, 2009

CHASE, DUNDY, KEITH AND PERKINS COUNTIES, NEBRASKA
PHILLIPS, SEDGWICK AND YUMA COUNTIES, COLORADO

CONFIDENTIAL
TABLE OF CONTENTS

Page

EXHIBITS

Exhibit	Description	Section
Reference
A-1	Leases and Lands (Chundy, Grant and East Big Springs Complexes)	1.2.a
A-2	Leases and Lands (Frenchman Creek)	1.2.a
B	Wells and Allocated Values	1.2.b
C	Easements and Surface Leases	1.2.e
D	Personal Property and Equipment	1.2.e
E	Facility Sites	1.2.f
F	Officer’s Certificates of Seller and Teton Energy	11.3.a
G	Officer’s Certificate of Buyer	11.3.b
H	Non-Foreign Affidavit of Seller	11.3.c
I	Form of Assignment and Bill of Sale	11.3.d

DISCLOSURE SCHEDULES

Schedule	Description	Section
		Reference
6.8	Material Agreements	6.8

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”), dated March 31, 2009, is by and between Teton DJ LLC, a Colorado limited liability company, (“Seller” or “Teton DJ”) with an address of 600 17th Street, Suite 1600 North, Denver, Colorado 80202, and Noble Energy, Inc., a Delaware corporation (“Buyer” or “Noble”) with an address of 1625 Broadway, Suite 2200, Denver, Colorado 80202. The transaction contemplated by this Agreement may be referred to as the “Transaction.” Seller and Buyer may be referred to individually as a “Party” or collectively as the “Parties.” Teton Energy Corporation (“Teton Energy”) joins in this Agreement for the purposes of providing certain guarantees in accordance with existing agreements between the Parties.

RECITALS

A. Teton Energy and Noble entered into an Acreage Earning Agreement dated effective December 31, 2005 (the “Acreage Earning Agreement”) , providing for the earning by Noble of an interest in oil and gas leasehold properties owned by Teton Energy (the “Teton Leases”), the exploration for oil and gas, the drilling and operation of wells, the installation of production infrastructure, and the acquisition of oil and gas properties within an area of mutual interest (the “AMI”), among other matters, in Chase, Dundy, Keith and Perkins Counties, Nebraska and Sedgwick County, Colorado.

B. By First Amendment to Acreage Earning Agreement dated effective December 31, 2005 (the “Amendment”), among other matters, Teton Energy and Noble acknowledge that title to the Teton Leases is held by Teton DJ, a wholly owned subsidiary of Teton Energy and, therefore, Teton DJ should be a party to the joint operating agreements covering jointly owned oil and gas properties in the AMI.

C. The Amendment provides that Teton Energy agrees to indemnify, hold harmless and defend Noble from and against all losses whatsoever arising out of any failure on the part of Teton DJ to perform its obligations under joint operating agreements covering the jointly owned properties in the AMI.

D. Seller owns and desires to sell the Assets, as defined below, to Buyer upon the terms and conditions set forth in this Agreement.

E. Buyer desires to purchase the Assets pursuant to the terms and conditions of this Agreement.

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1
PURCHASE AND SALE

1.1 Purchase and Sale. Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and receive from Seller, the Assets, as defined below.

1.2 Assets. The “Assets” are all of Seller’s right, title and interest in and to the following real and personal property interests, located in Chase, Dundy, Keith and Perkins Counties, Nebraska, and Phillips, Sedgwick and Yuma Counties, Colorado.

a. The oil and gas leases described on Exhibits A-1 and A-2, including extensions and renewals thereof (the “Leases”) (including without limitation working interests, operating rights, overriding royalty interests, production payments and net profits interests) insofar as the Leases cover all lands covered by the Leases, whether or not such lands are adequately or fully described on Exhibit A (the “Lands”), and the oil, gas and all other hydrocarbons (including, but not limited to, coalbed methane) (“Hydrocarbons”), that may be produced from the Leases and Lands;

b. The oil and gas wells located on the Leases and Lands described on Exhibit A-1 only, or lands pooled or unitized therewith, including without limitation, the oil and gas wells specifically described on Exhibit B, whether producing or non-producing; all injection and disposal wells on the Leases and Lands described on Exhibit A-1 only (the “Wells”), and all personal property and equipment associated with the Wells as of the Effective Time;

c. The rights, to the extent transferable, in and to all existing and effective unitization, pooling and communitization agreements, declarations and orders, and the properties covered and the units created thereby, to the extent that they relate to or affect any of the interests described in Sections 1.2.a. and 1.2.b. or the post-Effective Time production of Hydrocarbons from the Leases and Lands;

d. The rights, to the extent transferable, in and to the Material Agreements described on Schedule 6.8, only insofar as they relate to the Leases and Lands;

e. All of the personal property, materials, fixtures, improvements, well equipment, piping, valves, electrical, communications, separation, dehydration, compression and other equipment and facilities, tanks, chemicals, injection facilities, saltwater disposal facilities, flow lines, gathering systems (including without limitation the Chundy Gathering System), permits, licenses, approvals, servitudes, rights-of-way, easements, surface leases, and other surface rights and all other appurtenances and facilities located on or used in connection with or otherwise related to the exploration for or production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Sections 1.2.a through 1.2.d, including without limitation the easements and surface leases described on Exhibit C and the personal property and equipment described on Exhibit D;

f. The lands described on Exhibit E (“Facility Sites”);

g. All data, interpretive data and geophysical modeling seismic lines over the general area of the Assets owned by Seller, including 3-D seismic over Seller’s “Frenchman Creek” prospect, but excluding from the foregoing those files, records, data and information that are (i) subject to unaffiliated third party contractual restrictions on disclosure or transfer, which are applicable to Buyer or (ii) subject to a transfer fee, unless Buyer agrees in writing to pay such transfer fees; and

h. All files, records, correspondence, data and information relating to the items described in Sections 1.2.a through 1.2.g maintained by Seller (the “Records”), including, without limitation, lease and land files, abstracts, title reports, memoranda and opinions, well files, contract files, tax and accounting files related to the Assets.

1.3 Excluded Wells, Frenchman Creek. All wellbores on the Leases and Lands described on Exhibit A-2, including without limitation the Kramer 24-12 Well located in the SE/4SW/4 of Section 12, T. 6 N., R. 43 W., and the Kramer 12-13 Well located in the SW/4NW/4 of Section 13, T. 6 N., R. 43 W., Phillips County, Colorado, are excluded from this Agreement and the Transaction (the “Excluded Wellbores”).

1.4 Teton ORRI LLC. For the avoidance of doubt, the Assets do not include any overriding royalty interests in the Leases and Lands owned by Teton ORRI LLC on the date of Closing.

1.5 Effective Time. The purchase and sale of the Assets shall be effective as of February 1, 2009 at 7:00 a.m., Mountain Time (the “Effective Time”).

ARTICLE 2
PURCHASE PRICE

2.1 Purchase Price. The Purchase Price for the Assets shall be Three Million Eight Hundred Thousand Dollars ($3,800,000.00) (the “Purchase Price”), subject to Section 2.2 below. Based on market valuations performed by independent third parties, and Seller’s reasonable judgment based on several factors, including but not limited to market solicitations, offers made to Seller, and expressions of interest made and received by Seller, the Purchase Price is fair and reasonable consideration for the Assets.

2.2 Adjustments to Purchase Price. The Purchase Price shall be adjusted at Closing according to this Section without duplication pursuant to a “Settlement Statement” approved by Seller and Buyer on or before Closing. A draft of the Settlement Statement will be prepared by Buyer and provided to Seller on or before Closing for Buyer’s comment and review. The Settlement Statement shall set forth the Purchase Price as adjusted as provided in this Section, which amount is referred to as the “Closing Amount.” For the purposes of this Agreement, the term “Property Expenses” shall mean all capital expenses, joint interest billings, lease operating expenses, lease rental and maintenance costs, Taxes (as defined and apportioned as of the Effective Time pursuant to Article 13), drilling expenses, workover expenses, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America that are attributable to the maintenance and operation of the Assets during the period in question.

a. Upward Adjustments. The Purchase Price shall be adjusted upward by the following:

i. An amount equal to all Property Expenses, including prepaid expenses, attributable to the Assets after the Effective Time that were paid by Seller (all to be apportioned as of the Effective Time except as otherwise provided), including without limitation, prepaid rentals and royalties, including lease rentals;

ii. The proceeds of production attributable to the Assets occurring before the Effective Time and received by Buyer, net of royalties and taxes measured by production;

iii. An amount equal to the value actually received by Buyer for Seller’s share of any oil or condensate in tanks or storage facilities produced from or credited to the Leases and Lands prior to the Effective Time based upon the quantities in oil or condensate tanks or storage facilities as measured by and reflected in Seller’s records; and

iv. Any other amount provided in this Agreement or agreed upon by Seller and Buyer.

b. Downward Adjustments. The Purchase Price shall be adjusted downward by the following:

i. An amount equal to all Property Expenses attributable to the Assets prior to the Effective Time that are paid by Buyer, subject to Section 2.2.c.;

ii. An amount equal to the sum of all Title Defect adjustments under Section 4.4.b.;

iii. An amount equal to the sum of all Environmental Defect adjustments under Section 5.3.b;

iv. The proceeds of production attributable to the Assets occurring on or after the Effective Time and received by Seller, net of royalties and taxes measured by production; and

v. Any other amount provided in this Agreement or agreed upon by Seller and Buyer.

c. Final Allocation of Property Expenses. The Parties have agreed on the amount of all Property Expenses related to periods prior to the Effective Time, subject to the apportionment of Taxes as provided in Article 13, on an arms’ length basis and after adequate and sufficient inquiry and investigation. For purposes of this paragraph only, Property Expenses shall not include claims by third parties for additional royalties payable with respect to Seller’s interest in the Assets prior to the Effective Time.

2.3 Allocated Values. Buyer and Seller have agreed to allocate the Purchase Price among the Assets as follows, which amounts shall be referred to as the “Allocated Value.”

Wells:	$2,000,000	As allocated among the Wells on
		Exhibit B
Undeveloped Leasehold:	$870,160

Chundy Gathering	$725,540
System:

Frenchman Creek Leasehold:	$139,300
Frenchman Creek Seismic:	$65,000

TOTAL	$3,800,000

ARTICLE 3
DUE DILIGENCE REVIEW

3.1 Access to Records. Subject to Section 3.2, Seller will disclose and make available to Buyer and its representatives at Seller’s or Seller’s agent’s office and during Seller’s normal business hours, all Records in Seller’s possession or control relating to the Assets for the purpose of permitting Buyer to perform its due diligence review including, but not limited to, all title opinions, well, leasehold, unit, title, contract, division order, accounting, tax, gas marketing, vendor and creditor files. Seller agrees to cooperate with Buyer in Buyer’s efforts to obtain, at Buyer’s sole expense, such additional information relating to the Assets as Buyer may reasonably desire. Buyer may inspect the Records only to the extent it may do so without violating any obligation, confidence or contractual commitment of Seller to a third party. Seller shall use reasonable efforts to obtain the necessary consents to allow Buyer’s examination of any confidential information that is material to this transaction.

3.2 Representation and Warranty. Seller makes no representations regarding the accuracy of any of the Records; provided, however, Seller does represent that (i) all of the Records are files, or copies thereof, that Seller has used in the ordinary course of operating and owning the Assets, (ii) Seller has not intentionally withheld any material information in the Records and (iii) Seller has not intentionally misrepresented any material information in the Records. Except as set forth in this Section 3.2, no representation or warranty of any kind is made by Seller as to the Records and Buyer expressly agrees that any conclusions drawn therefrom shall be the result of its own independent review and judgment. The representations contained in this paragraph shall apply only to matters of fact, and shall not apply to any information, data, printouts, extrapolations, projections, documentation, maps, graphs, charts, or tables which reflect, depict, present, portray, or represent, or which are based upon or derived from, in whole or in part, interpretation of the Records including, but not limited to, matters of geological, geophysical, engineering, or scientific interpretation.

ARTICLE 4
TITLE MATTERS

4.1 Defensible Title. The term “Defensible Title” means such title to the Assets, that, subject to and except for Permitted Encumbrances: (i) entitles Seller to receive not less than the net revenue interest set forth on Exhibit B for each Well listed on Exhibit B (“NRI”); (ii) obligates Seller to bear costs and expenses relating to the maintenance, development, operation and the production of Hydrocarbons from each Well in an amount not greater than the working interest set forth in Exhibit B (“WI”); (iii) is not subject to reduction by virtue of the exercise by any third party of a reversionary interest, back in or similar right except as scheduled in Exhibit B; (iv) is free and clear of mortgages, encumbrances, liens, delinquent taxes and preferential rights to purchase or rights of first refusal unless the foregoing rights are waived by the holders thereof; (v) is not subject to unperformed drilling obligations except as expressly assumed by Buyer; and (vi) is not subject to defects or conditions that would create a material impairment of use or loss of interest in the affected Asset.

4.2 Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:

a. lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens if the net cumulative effect of such burdens does not operate to reduce the NRI set forth on Exhibit B;

b. liens for Taxes, or assessments, not yet due or delinquent;

c. all rights to consent by, required notices to, filings with, or other actions by federal, state and local governmental entities in connection with the ownership or operation of the Leases if the same are customarily obtained subsequent to such transfer of ownership or operations;

d. easements, rights-of-way, servitudes, permits, and surface leases on, over, or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits, or licenses that are of record in the applicable county to the extent such matters, individually or in the aggregate, do not materially interfere with oil and gas operations on the Leases and do not materially affect the value thereof;

e. rights of reassignment upon the surrender or expiration of any Lease;

f. the terms and conditions of the Material Agreements to the extent such do not decrease the NRI for the affected Asset or increase the WI for such Asset without a corresponding proportionate increase in the NRI for such Asset; and

g. any encumbrance, title defect or matter waived or deemed waived by Buyer pursuant to Section 4.4.a.

4.3 Title Defects. The term “Title Defect” means any encumbrance, encroachment, irregularity, defect in or objection to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects renders title to an Asset less than Defensible Title.

4.4 Adjustments for Title Defects.

a. Notice of Title Defects. Buyer shall deliver to Seller a written “Notice of Title Defects” on or before March 31, 2009. The Notice of Title Defects shall describe the Title Defect and state the reduction in the Allocated Value of an Asset caused by the Title Defect (the “Defect Value”). Other than matters which are violative of Seller’s special warranty of title set out in Exhibit I, any matters not described in a written Notice of Title Defect shall conclusively be deemed to have been waived and accepted by Buyer, and shall be deemed Permitted Encumbrances hereunder. In determining the Defect Value, the Parties intend to include only that portion of the Asset affected by the Title Defect. The Defect Value may not exceed the Allocated Value of the Asset and shall be determined by the Parties in good faith, taking into account all relevant factors, including without limitation the following:

i. If the Title Defect is a lien or encumbrance on the Asset created by Seller, and such lien or encumbrance is unconditionally released at or prior to Closing, there shall be no Defect Value associated with such lien or encumbrance.

ii. If the Title Defect is an actual reduction in NRI or any other matter that does not fall within the matters described in subsection i., then the Buyer will rerun its ARIES based calculation (or similar program) that resulted in the Allocated Value for the affected portion of the Assets using the same economic and engineering criteria except as changed to accommodate the Title Defect to calculate the impact on the Allocated Value for the affected Asset. This revised calculation of the Allocated Value will be presented to Seller, and Buyer and Seller will act in good faith to reach mutual agreement as to the diminution effect of the Title Defect and thus the Defect Value.

b. Defect Adjustments. With respect to adjustments to the Purchase Price for Title Defects, the Parties agree as follows:

i. “Excluded Assets” are Assets excluded from this Agreement pursuant to Sections 4.4.b.iii and 5.3.b.

ii. Seller shall have the option of attempting to cure Title Defects to the reasonable satisfaction of Buyer on or before the Closing Date, which option shall be communicated to Buyer prior to the Closing Date.

iii. If Seller does not elect to cure or cannot cure a Title Defect to Buyer’s reasonable satisfaction, Buyer shall have the option to either accept assignment of the Asset affected by a Title Defect, and the Purchase Price shall be adjusted downward by the Defect Value, or to exclude such Asset from this Agreement. If Buyer elects to exclude such Asset, the Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of the Excluded Asset.

4.5 Dispute Resolution. The Parties agree to resolve disputes concerning the following matters pursuant to this Section 4.5: (i) the existence of a Title Defect, (ii) the adequacy of Title Defect curative materials submitted pursuant to Section 4.4.b, and (iii) the amount of a Defect Value (collectively, the “Disputed Defect Matters”). The Parties agree to attempt to initially resolve all disputes through good-faith negotiations. Subject to Buyer’s and Seller’s right to terminate this Agreement under Article 10 prior to Closing, if the Parties cannot resolve such disputes on or before Closing, the Disputed Defect Matters shall be submitted to binding arbitration in accordance with the procedures set forth in Section 14.5.d. In such event, an amount equal to the Defect Values associated with the Disputed Defect Matters shall be withheld from the Purchase Price paid by Buyer to Seller at Closing, and the affected Assets shall be retained by Seller at Closing. If, following binding arbitration, the Seller is obligated to sell and the Buyer is obligated to purchase the Assets or portions of the Assets affected by a Disputed Defect Matter, the closing date for the affected Assets shall occur within ten (10) Business Days following the decision of the arbitrators or as otherwise agreed to by the Parties. “Business Day” means a day on which commercial banks located in Denver, Colorado are open for business. Notwithstanding the foregoing, Closing shall occur on March 31, 2009 as to Assets which are not affected by a Disputed Defect Matter, subject, however, to the rights of Seller and Buyer to terminate this Agreement under Article 10.

4.6 Casualty Loss. After the Effective Time and prior to Closing, if a portion of the Assets is destroyed by fire or other casualty, or is taken or threatened to be taken in condemnation or under the right of eminent domain, (with such event being a “Casualty Loss”), Buyer shall purchase the Asset at Closing for the Allocated Value of the Asset reduced by the estimated cost to repair or replace such Asset (with equipment of similar utility). In no event shall the watering out of a well, casing collapse, or breakage of equipment constitute a Casualty Loss.

ARTICLE 5
ENVIRONMENTAL MATTERS

5.1 Definitions. For the purposes of the Agreement, the following terms shall have the following meanings:

a. Environmental Laws. “Environmental Laws” shall mean all laws, rules, regulations, statutes, ordinances, decrees or orders of any Governmental Authority relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation final and binding requirements related to the foregoing imposed by (i) the terms and conditions of any license, permit, approval or other authorization by any Governmental Authority, and (ii) applicable judicial, administrative or other regulatory decrees, judgments and orders of any Governmental Authority. The term “Environmental Laws” shall include, but not be limited to, the following statutes and the regulations promulgated thereunder, as currently in effect: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation Recovery Act, 42 U.S.C. § 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136, et. seq., and any similar state, federal or local statute or ordinance.

b. Governmental Authority. “Governmental Authority” shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted or existing.

c. Environmental Defect. “Environmental Defect” means a condition in, on or under the Assets (including, without limitation, air, land, soil, surface and subsurface strata, surface water, ground water, or sediments) attributable to a period of time prior to the Effective Time that causes any portion of the Assets to be in material violation of an Environmental Law or requires Remediation under an Environmental Law.

d. Remediation. “Remediation” means actions or activities required to comply with Environmental Laws to (a) clean up or remove hazardous materials from the environment, (b) prevent or minimize the movement, leaching or migration of hazardous materials into the environment, (c) prevent, minimize or mitigate the release or threatened release of hazardous materials into the environment, or injury or damage from such release, and including without limitation, costs and expenses payable in connection with the foregoing for legal, engineering or other consultant services, for investigation, testing, sampling and monitoring, for boring excavation and construction, for removal, modifications or replacement of equipment or facilities, for labor and material, and for proper storage, treatment and disposal of hazardous materials.

5.2 Environmental Assessment. Buyer may conduct an on-site inspection, environmental assessment and compliance audit of the Assets (an “Environmental Assessment”) at Buyer’s cost and expense. Seller shall provide Buyer with all information in Seller’s possession or control pertaining to the environmental condition of the Assets, including, but not limited to, status of any environmental audits, permits, records and assessments in Seller’s possession or control, and shall make available to Buyer all present personnel who would reasonably be expected to have knowledge or information regarding the environmental status or condition of the Assets. Buyer shall provide Seller prior written notice of any environmental inspections and tests, including sampling activities, and Buyer shall give Seller the opportunity to participate in all such inspections and tests. Buyer shall provide Seller, at no cost to Seller, all reports of environmental inspections and tests, provided that all such reports shall be deemed to be confidential between the parties and subject to the confidentiality provisions of Section 8.6.a of this Agreement. Buyer agrees to release, indemnify, defend, and hold harmless Seller against all Losses (as defined in Section 14.3) arising from or related to the activities of Buyer, its employees, agents, contractors and other representatives in connection with Buyer’s Environmental Assessment regardless of the negligence or strict liability of Seller.

5.3 Adjustments for Environmental Defects Pre-Closing.

a. Notice of Environmental Defects. Buyer shall provide Seller with written notice of any Environmental Defect which Buyer’s Environmental Assessment reveals and will provide evidence thereof. Such notice and evidence shall be given on or before March 31, 2009. Buyer will be deemed to have conclusively waived the right to adjust the Purchase Price with respect to any Environmental Defect about which it fails to notify Seller in writing prior to March 31, 2009.

b. Defect Adjustments. Upon receipt of a notice of Environmental Defect, Seller may, at its sole election prior to the Closing Date, either: (i) agree with Buyer on an adjustment to the Purchase Price which shall be reflected on the Settlement Statement, which adjustment shall reflect the cost to remediate such Environmental Defect (“Environmental Defect Value”); or (ii) in the event of the failure of the Parties to come to agreement under (i), remove the affected Asset(s) from this Agreement and adjust the Purchase Price downward by the Allocated Value(s) of the excluded Asset(s) on the Settlement Statement. Any Remediation of an Environmental Defect shall be conducted by or under the supervision of Buyer. In no event will Buyer have any obligation to remediate any such Environmental Defect unless Buyer expressly agrees in writing to do so. There shall be no reduction to the Purchase Price until such time as the sum of all Environmental Defect Values exceeds Seventy-Five Thousand Dollars ($75,000) (the “Environmental Threshold Amount”) but, in such event, the Purchase Price reduction shall include the Environmental Threshold Amount.

5.4 Environmental Dispute Resolution Pre-Closing. The parties agree to resolve disputes concerning the following matters pursuant to this Section: (i) the existence and scope of Environmental Defect, (ii) Buyer’s estimate of costs of Remediation of an Environmental Defect and (iii) the effectiveness of Remediation. The parties agree to attempt to initially resolve all disputes through good faith negotiations. If the parties cannot resolve disputes regarding items (i), (ii) or (iii) on or before the Closing Date, the disputed matters will be finally determined by binding arbitration pursuant to Section 14.5.d.

5.5 Seller’s Indemnity.

a. Seller shall indemnify, hold harmless, release and defend Buyer from and against all damages, losses, claims, demands, causes of action, judgments and other costs (including but not limited to any civil fines, penalties, costs of assessment, clean-up, removal and remediation of pollution or contamination, and expenses for the modification, repair or replacement of facilities on the Lands) brought by any and all persons and any agency or other body of federal, state or local government, on account of any personal injury, illness or death, any damage to, destruction or loss of property, and any contamination or pollution of natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves any environmental condition of the Assets or Lands, which is created and arises prior to Closing, including, but not limited to, the presence, disposal or release of any material (whether hazardous, extremely hazardous, toxic or otherwise) of any kind in, on or under the Assets or the Lands before Closing (the “Pre-Closing Environmental Liabilities”). Notwithstanding the foregoing, Seller’s obligation under this Section 5.5 is effective only if the Environmental Threshold Amount is exceeded (in which event Seller’s Pre-Closing Environmental Liabilities shall include the Environmental Threshold Amount and if, and to the extent that, Buyer gives written notice to Seller of an asserted Pre-Closing Environmental Liability within six (6) months from the date of Closing (“Retained Environmental Liability”).

b. Seller’s indemnification obligations shall extend to and include, but not be limited to the following with respect to Pre-Closing Environmental Liabilities: (i) the negligence or other fault of Seller, third parties and its agents, whether such negligence is active or passive, joint, sole or concurrent, (ii) Seller’s or Buyer’s strict liability, and (iii) Seller’s or Buyer’s liabilities or obligations under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 466 et seq., the Safe Drinking Water Act (14 U.S.C. §§ 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601-2629), the Clean Air Act (42 U.S.C. § 7401 et seq.) as amended, the Clean Air Act Amendments of 1990 and all state and local laws and any replacement or successor legislation or regulation thereto. This indemnification shall be in addition to any other indemnity provisions contained in this Agreement, and it is expressly understood and agreed that any terms of this article shall control over any conflicting or contradicting terms or provisions contained in this Agreement; however, this Article 5 shall constitute Buyer’s sole remedy for any Pre-Closing Environmental Liabilities.

c. Seller’s indemnification shall not extend to matters or conditions for which an adjustment of the Purchase Price was made pursuant to Section 5.3.b(i).

5.6 Buyer’s Indemnity.

a. Except for Excluded Assets, Buyer shall indemnify, hold harmless, release and defend Seller from and against all damages, losses, claims, demands, causes of action, judgments and other costs (including but not limited to any civil fines, penalties, costs of assessment, clean-up, removal and remediation of pollution or contamination, and expenses for the modification, repair or replacement of facilities on the Lands) brought by any and all persons and any agency or other body of federal, state or local government, on account of any personal injury, illness or death, any damage to, destruction or loss of property, and any contamination or pollution of natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by or otherwise involves any environmental condition of the Assets or Lands, which is created and arises after Closing, including, but not limited to, the presence, disposal or release of any material (whether hazardous, extremely hazardous, toxic or otherwise) of any kind in, on or under the Assets or the Lands after Closing (the “Post-Closing Environmental Liabilities”).

b. Buyer’s indemnification obligations shall extend to and include, but not be limited to the following with respect to Post-Closing Environmental Liabilities: (i) the negligence or other fault of Buyer, third parties, and its agents, whether such negligence is active or passive, joint, sole or concurrent, (ii) Seller’s or Buyer’s strict liability, and (iii) Seller’s or Buyer’s liabilities or obligations under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 466 et seq.), the Safe Drinking Water Act (14 U.S.C. §§ 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601-2629), the Clean Air Act (42 U.S.C. § 7401 et seq.) as amended, the Clean Air Act Amendments of 1990 and all state and local laws and any replacement or successor legislation or regulation thereto. This indemnification shall be in addition to any other indemnity provisions contained in this Agreement, and it is expressly understood and agreed that any terms of this Section shall control over any conflicting or contradicting terms or provisions contained in this Agreement.

ARTICLE 6
SELLER’S REPRESENTATIONS

Seller makes the following representations and warranties as of the date of this Agreement and as of Closing:

6.1 Existence and Qualification. Teton DJ is a Colorado limited liability company duly organized, validly existing and in good standing under the laws of Colorado. Teton Energy Corporation is a Delaware corporation duly organized, validly existing and in good standing under the laws of Delaware.

6.2 Power. Seller has all requisite power and authority to carry on its business as presently conducted and to enter into this Agreement and convey the Assets. The execution and delivery of this Agreement, consummation of the Transaction, and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any material provision of the governing documents of Seller or any material provision of any agreement or instrument to which Seller is a party or by which Seller is bound, or any judgment, decree, order, statute, rule or regulation applicable to Seller.

6.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Transaction have been duly and validly authorized by all requisite action on Seller’s part. This Agreement constitutes Seller’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

6.4 Liability for Brokers’ Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Buyer shall have any responsibility whatsoever.

6.5 No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by, or to Seller’s knowledge, based upon reasonable inquiry and investigation, threatened against Seller or Teton Energy.

6.6 Litigation. Seller has not received written notice of any pending proceeding, notice of violation, action, suit, claim or investigation before any federal, state or other governmental court, or agency involving the ownership, operation or environmental condition of the Leases. There is no action, suit, proceeding, protest, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Seller’s knowledge, threatened, against Seller before any governmental authority that impedes or is likely to impede Seller’s ability to consummate the Transaction or to assume the liabilities to be assumed by Seller under this Agreement.

6.7 Taxes. All taxes and assessments pertaining to the Assets based on ownership of the Assets for all taxable periods prior to the taxable period in which this Agreement is executed have been properly paid. All income taxes and obligations relating thereto that could result in a lien or other claim against any of the Leases have been properly paid, unless contested in good faith by appropriate proceeding.

6.8 Agreements. All of the material agreements pertaining to the Leases and Lands, which affect the interest being acquired by Buyer in the Assets pursuant to this Agreement, or Buyer’s exploration, development, or production operations on the Leases and Lands, including agreements for the gathering and transportation of Hydrocarbons produced from the Leases and Lands (the “Material Agreements”) (but excluding surface use agreements to which Buyer is a Party) are listed on Schedule 6.8.

6.9 Tax Partnerships. The Assets are not subject to any tax partnership agreements requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code, with the exception of tax partnership agreements which are a part of the Material Agreements.

6.10 Prepayments. Except as set forth on Schedule 6.10, there are no agreements involving any prepayments for production or any agreements requiring the delivery of oil, gas or other minerals produced from or allocated to any of the Leases at some future time without receiving full payment therefor at the time of delivery.

6.11 Hydrocarbon Sales Contracts. Except as set forth on Schedule 6.10, no Hydrocarbons are subject to a sales contract (other than spot sales agreements terminable on no more than 30 days notice) and no person has any call upon, option to purchase or similar rights with respect to the production from the Assets.

6.12 Hedging Arrangements. The Leases are not subject to any gas sales, gathering or transportation contracts which include provisions for hedging, price risk management or other such financial arrangements or transactions, which will affect or burden the Leases from and after the Closing Date.

6.13 Preferential Rights to Purchase and Areas of Mutual Interest. With the exception of the area of mutual interest obligation in the Acreage Earning Agreement dated effective May 1, 2007 between Teton DJ LLC and Targe Energy Exploration and Production, LLC, there are no preferential rights to purchase or area of mutual interest obligations which entitle any third party to receive a portion of Seller’s interest in the Assets or that would obligate Buyer to offer any portion of oil and gas rights or interests acquired by Buyer in the Lands or the area of the Assets after Closing. Specifically, all area of mutual interest obligations provided in the Purchase and Sale Agreement dated January 5, 2005 between ATEC Energy Ventures, LLC, Apollo Energy, LLC and Teton Petroleum Company have not been extended beyond their original terms, and have terminated.

6.14 Third-Party Consents. Except for consents that are Permitted Encumbrances, there are no third-party consents required for Seller’s assignment and conveyance of the Assets to Buyer.

6.15 Leases. All bonuses, rentals, royalties, shut-in royalty payments and other payments due under the Leases have been properly and timely paid and the Leases are in full force and effect.

6.16 Liens and Encumbrances. Except for (i) the burdens and obligations created by or arising under the Leases and Material Agreements, (ii) Permitted Encumbrances, (iii) Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement dated effective August 9, 2007 from Teton DJ LLC to J. Scott Fowler, as Trustee for the benefit of JP Morgan Chase Bank, N.A., as Administrative Agent (the “JP Morgan Mortgage”), and (iv) Mortgage, Deed of Trust, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement dated effective June 28, 2008 from Teton DJ LLC to the Bank of New York Mellon Trust Company N.A., as Subordinate Noteholder Representative (the “Bank of New York Mortgage”), there are no loan agreements, promissory notes, pledges, mortgages, guaranties, security agreements, financing statements, mechanics liens, judgment liens or other liens or encumbrances of any type, which are secured by or constitute a lien or encumbrance on the Assets.

6.17 Imbalance Volumes. There are no gas imbalances, (i) which are with gatherers, processors, or transporters or with co-tenants or working interest owners in a well, unit, or field (ii) which are associated with the Assets and (iii) where Seller has received a quantity of gas prior to the Effective Time for which Buyer will have a duty after the Effective Time to deliver an equivalent quantity of gas or pay a sum of money.

6.18 Lease Burdens. All obligations of Seller to assign or convey overriding royalty interests, production payments, net profits interests or any other burden on the Leases and Wells have been performed, and all instruments reflecting such burdens have been recorded, or have been provided to Buyer.

6.19 Compliance with Law. Seller has not received a written notice of a material violation of any statute, law, ordinance, regulation, permit, rule or order of any federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to the Assets or operations on the Assets, which remains uncured.

6.20 Outstanding Commitments, AFEs and Invoices. Seller has incurred no expenses, and has made no commitments to make expenditures in connection with the ownership or operation of the Assets after the Effective Time, other than with respect to routine operations performed in the ordinary course of operating the existing wells on the Assets, and (ii) no proposals or authorities for expenditures are currently outstanding (whether made by Seller or by any other party) to drill additional wells, or to deepen, plug back, or rework existing wells, or to conduct other operations on the Assets for which consent is required under the applicable operating agreement or to abandon any wells on the Assets, or to conduct any other operation on the Assets.

6.21 Plugging and Abandonment Obligations, Frenchman Creek. There are no wells which are required to be plugged and abandoned, surface restoration or reclamation which is required to be performed or Environmental Defects which are required to be remediated in connection with Seller’s interest in the leases and lands covered by the Acreage Earning Agreement dated effective May 1, 2007 between Teton DJ LLC and Targe Energy Exploration and Production, LLC at the present time under applicable governmental laws, rules or regulations or an agreement to which Seller is a party.

6.22 Operations, Frenchman Creek. With the exception of operations related to the Excluded Wellbores, Seller has not conducted oil and gas exploration, development or production operations on the Leases and Lands described on Exhibit A-2.

ARTICLE 7
BUYER’S REPRESENTATIONS

Buyer makes the following representations and warranties as of the date of this Agreement and as of Closing:

7.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to carry on its business in the State of Colorado.

7.2 Power. Buyer has all requisite corporate power and authority to carry on its business as presently conducted and to enter into this Agreement and to acquire the Assets. The execution and delivery of this Agreement, consummation of the Transaction, and the fulfillment of and compliance with the terms and conditions hereof will not violate, or be in conflict with, any material provision of Buyer’s articles of incorporation or bylaws or any material provision of any agreement or instrument to which Buyer is a party or by which Buyer is bound, or, to its knowledge, any judgment, decree, order, statute, rule or regulation applicable to it.

7.3 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Transaction have been duly and validly authorized by all requisite corporate action on Buyer’s part. This Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

7.4 Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Seller shall have any responsibility whatsoever.

7.5 Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, administrative agency or governmental body pending or, to Buyer’s knowledge, threatened in writing, against Buyer before any governmental authority that impedes or is likely to impede Buyer’s ability to consummate the Transaction and to assume the liabilities to be assumed by Buyer under this Agreement.

ARTICLE 8
PRE-CLOSING OBLIGATIONS

As to the period of time from the execution hereof until Closing, Seller and Buyer covenant and agree as follows:

8.1 Operations Prior to Closing. From the date of execution hereof to the Closing, Seller agrees to maintain the insurance now in effect with respect to the Assets through the date of Closing.

8.2 Restriction on Operations. Except in the case of an emergency, Seller will promptly inform Buyer of all requests for commitments to expend funds in excess of $25,000 per activity net to Seller’s interests conducted on or with respect to the Assets, and will keep Buyer timely informed of all material developments affecting any of the Assets. Without the prior written consent of Buyer, Seller shall not:

a. enter into any new agreements or commitments with respect to the Assets which extend beyond the Closing;

b. commit to or incur any expenditures in excess of $25,000 (net to Seller’s interest) with respect to any part of the Assets;

c. make any nonconsent elections with respect to operations affecting the Assets;

d. abandon any Well or release (or permit to terminate), or modify or reduce its rights under all or any portion of any of the Leases;

e. modify or terminate any of the Material Agreements or waive or relinquish any right thereunder;

f. agree to any renegotiated price, take or other terms under existing gas purchase agreements;

g. agree to any credit or prepayment arrangement that would reduce the share of gas deliverable with respect to the Assets following the Effective Time;

h. enter into any agreement or instrument for the sale, treatment, or transportation of production from the Leases (except for sales agreements terminable on no more than 30 days’ notice);

i. create any material gas imbalance affecting the Assets; or

j. encumber, sell or otherwise dispose of any of the Assets, other than personal property that is replaced by equivalent property or consumed in the normal operation of the Assets.

For the purposes of obtaining the written consents required in this Section 8.2, Buyer designates the person set forth in Section 15.3. Such consents may be given in writing by overnight courier or facsimile transmission.

8.3 Legal Status. Buyer and Seller shall use all reasonable efforts to maintain their respective legal statuses from the date hereof until the Closing Date and to assure that as of the Closing Date they will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of the Transaction.

8.4 Notices of Claims. Seller shall promptly notify Buyer and Buyer shall promptly notify Seller, if, between the date hereof and the Closing Date, Seller or Buyer, as the case may be, receives notice of any claim, suit, action or other proceeding of the type referred to in Sections 6.6 and 7.5.

8.5 Compliance with Laws. During the period from the date of this Agreement to the Closing Date, Seller shall attempt in good faith to comply in all material respects with all applicable statutes, ordinances, rules, regulations and orders relating to the ownership and operation of the Leases.

8.6 Government Reviews and Filings. Before and after the Closing, Buyer and Seller shall cooperate to provide requested information, make required filings with, prepare applications to, and conduct negotiations with each governmental agency as required to consummate the Transaction. Each Party shall make any governmental filings occasioned by its ownership or structure.

8.7 Confidentiality of Data and Information. All data and information obtained from Seller in connection with the Transaction whether before or after the execution of this Agreement, including data and information generated by Buyer in connection with this Transaction (collectively, the “Information”) is deemed by the Parties to be confidential and proprietary to Seller. Buyer shall take reasonable steps to ensure that Buyer’s employees, consultants and agents comply with the provisions of this Section 8.7. Until completion of the Closing, except as required by law, Buyer and its officers, agents and representatives will hold in strict confidence the terms of this Agreement and all Information, except any Information which: (i) at the time of Seller’s disclosure to Buyer is in the public domain; (ii) after Seller’s disclosure to Buyer becomes part of the public domain by publication or otherwise, except by Buyer’s breach of this commitment; (iii) Buyer can establish by competent proof that Buyer was rightfully in its possession at the time of Seller’s disclosure to Buyer; (iv) Buyer rightfully receives from third parties free of any obligation of confidence; (v) is disclosed to Buyer’s consultants, investors and lenders who similarly agree to protect the confidentiality of such Information and agree to use such Information only for their due diligence evaluation of the Assets; or (vi) is developed independently by Buyer, provided that the person or persons developing the Information shall not have had access to the Information. The terms of this Section 8.7 shall survive termination of this Agreement for a period of one year from the Effective Time.

8.8 Teton Energy Guaranty.

a. Guaranty. Teton Energy irrevocably and unconditionally guarantees (a) the timely payment when due of any post-closing purchase price adjustment in favor of Buyer payable by Teton DJ under Section 2.2 of the Agreement and (b) the indemnity obligations of Teton DJ under Sections 5.5 and 14.3 of the Agreement for all Losses which arise from or in connection with (i) Seller’s Liabilities, (ii) any breach of any representation or warranty made by Teton DJ, (iii) any breach by Teton DJ of its special warranty of title for the Assets contained in any conveyance, and (iv) any breach by Teton DJ of the Agreement ((i) through (iv) are collectively referred to as the “Obligations”);

b. Demand and Notice. If Teton DJ fails, refuses or is unable for any reason to pay any Obligation, Buyer shall make a demand upon Teton Energy (a “Payment Demand”). Teton Energy shall pay such Payment Demand within five business days. A Payment Demand shall be in writing and shall reasonably and briefly specify in what manner and what amount Teton DJ has failed to pay and an explanation of why such payment is due, with a specific statement that Buyer is calling upon Teton Energy to pay under this Guaranty. A single written Payment Demand shall be effective as to any specific default during the continuance of such default, until Teton DJ or Teton Energy has cured such default, and additional written demands concerning such default shall not be required until such default is cured. If payment by Teton Energy pursuant to the terms of this guaranty is not made, Buyer shall be entitled to enforce the terms of this guaranty through specific performance or otherwise.

c. Subrogation. Teton Energy will not exercise any rights which it may have by way of subrogation until all the Obligations to Buyer shall have been paid in full. Subject to the foregoing, upon payment of all the Obligations, Teton Energy shall be subrogated to the rights of Buyer against Teton DJ.

ARTICLE 9
CONDITIONS TO CLOSING

9.1 Buyer’s Conditions. The obligations of Buyer at Closing are subject, at the option of Buyer, to the satisfaction on or prior to the Closing of the following conditions precedent:

a. Representations, Warranties and Covenants. All of Seller’s representations and warranties contained in Article 6 of this Agreement shall be true in all material respects at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing, and Seller shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller at or prior to the Closing in all material respects and in form acceptable to Buyer in its sole judgment;

b. No Action. No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing;

c. Title Defects. The aggregate value of all uncured Title Defects and Environmental Defects as of Closing does not exceed ten percent (10%) of the Purchase Price;

d. Release of Mortgages. Seller has obtained full releases of the JP Morgan Mortgage and the Bank of New York Mortgage, and terminations of associated financing statements, insofar as the same cover the Assets and in sufficient counterparts to facilitate recording and filing.

9.2 Seller’s Conditions. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction at or prior to Closing of the following conditions precedent:

a. Representations, Warranties and Covenants. All of Buyer’s representations and warranties contained in Article 7 of this Agreement shall be true in all material respects at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing and Buyer shall have performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing in all material respects and in form acceptable to Seller in its sole judgment;

b. No Action. No order has been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits this Transaction and that remains in effect at the time of Closing; and

c. Title Defects. The aggregate value of all uncured Title Defects and Environmental Defects as of Closing does not exceed ten percent (10%) of the Purchase Price.

ARTICLE 10
RIGHT OF TERMINATION AND ABANDONMENT

10.1 Termination. This Agreement may be terminated in accordance with the following provisions:

a. by Buyer if any of the conditions set forth in Section 9.1 are not satisfied, through no fault of Buyer, or waived by Buyer in writing, as of the Closing Date;

b. by Seller if any of the conditions set forth in Section 9.2 are not satisfied, through no fault of Seller, or waived by Seller in writing, as of the Closing Date; or

c. by Buyer or Seller if, through no fault of the Party claiming termination, the Closing does not occur on or before the date specified in Section 11.1; or

d. by Buyer or Seller if the aggregate value of all uncured Title Defects and Environmental Defects as of Closing exceeds ten percent (10%) of the Purchase Price.

10.2 Liabilities Upon Termination.

a. Buyer’s Default. If the Transaction is not consummated on or before the Closing Date by reason of Buyer’s wrongful failure to tender performance at Closing, and if Seller is not in material default under the terms of this Agreement and is ready, willing and able to close, and Seller terminates this Agreement, Buyer shall pay Seller Thirty Eight Thousand Dollars ($38,000) as a “Liquidated Damages Payment” and as Seller’s sole and exclusive remedy for failure of the Transaction to close. Seller and Buyer agree that Seller’s damages if Buyer fails to close are difficult to measure and both Seller and Buyer agree that the amount of the Liquidated Damages Payment bears a reasonable relationship to and is a reasonable estimation of such damages. After termination of the Agreement, Buyer shall have no further obligation or liability to Seller under this Agreement except for the provisions of Section 8.7.

b. Seller’s Default. If the Transaction is not consummated on or before the Closing Date by reason of Seller’s wrongful failure to tender performance at Closing and if Buyer is not in material default under this Agreement and is ready, willing and able to close, Buyer may pursue specific performance of this Agreement, and in any event Buyer shall have all other remedies available to it for Seller’s wrongful failure to close.

c. Other Termination. If Seller and Buyer agree to terminate this Agreement, each Party shall release the other Party from any and all liability for termination of this Agreement, except the provisions of Section 8.7.

ARTICLE 11
CLOSING

11.1 Date of Closing. Subject to the conditions stated in this Agreement, consummation of the Transaction (the “Closing”) shall be held on or before March 31, 2009. The date the Closing actually occurs is called the “Closing Date.”

11.2 Place of Closing. The Closing shall be held on the Closing Date at Holland & Hart LLP’s offices in Denver, Colorado at 10:00 a.m. or at such other time and place as Seller and Buyer may agree in writing.

11.3 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

a. Seller’s and Teton Energy’s Officers Certificates. Teton DJ and Teton Energy ‘s Officers shall deliver to Buyer an Officer’s Certificates in the form of Exhibit F;

b. Buyer’s Officer’s Certificate. Buyer shall deliver to Seller an Officer’s Certificate in the form of Exhibit G;

c. Non-Foreign Status. Seller shall deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Internal Revenue Code in the form of Exhibit H;

d. Assignment. Seller and Buyer shall execute, acknowledge and deliver to Buyer an Assignment and Bill of Sale, conveying the Assets to Buyer effective as of the Effective Time (in sufficient counterparts to facilitate filing and recording) substantially in the form of Exhibit I, conveying the Assets with a special warranty of title by, through and under Seller but not otherwise;

e. Governmental Forms of Transfer. Seller and Buyer shall execute and deliver to Buyer such other assignments or transfers necessary to transfer the Assets to Buyer, including without limitation any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with requirements of governmental regulations;

f. Quitclaim Deeds. Seller shall execute and deliver to Buyer quitclaim deeds, conveying all of Seller’s interest in the Facility Sites;

g. Settlement Statement. Buyer and Seller shall execute and deliver the Settlement Statement;

h. Purchase Price. Buyer shall deliver to Seller the Closing Amount by wire transfer of immediately available funds;

i. Possession. Seller shall deliver to Buyer possession of the Assets; and

j. Records. Seller shall deliver the Records to Buyer.

ARTICLE 12
POST-CLOSING OBLIGATIONS

12.1 Records. Records shall be delivered to Buyer on the Closing Date. Seller may retain copies of the Records and shall be granted reasonable access, during ordinary business hours and with reasonable notice, to those records provided to Buyer for any future needs which may arise out of Seller’s ownership of the Assets.

12.2 Recording Fees. Buyer shall pay all governmental filing and recording fees required in connection with the processing, filing, or recording of any assignments effectuating the Transaction.

12.3 Further Assurances. From time to time after Closing, Buyer and Seller shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to more effectively assure the other the full beneficial use and enjoyment of the Assets and otherwise to accomplish the purposes of the Transaction.

ARTICLE 13
TAX MATTERS

13.1 Apportionment of Tax Liability. “Taxes” shall mean all ad valorem, property, production, excise, net proceeds, severance and all other taxes and similar obligations assessed against the Assets or based upon or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, other than income taxes. All Taxes based on or measured by production of Hydrocarbons shall be deemed attributable to the period during which such production occurred and not attributable to the year in which such Taxes are assessed. Buyer, as operator of the Assets, has deducted from Seller’s revenues sums to pay Seller’s share of ad valorem, conservation, and severance taxes. Consequently there shall be no adjustment to the Purchase Price for ad valorem, conservation or severance taxes. Buyer shall retain all amounts deducted by it for payment of ad valorem, conservation and severance taxes, even if the actual taxes, when assessed, are less than the amount withheld, and Seller shall have no obligation for any additional ad valorem, conservation or severance taxes even if the actual taxes, when assessed, are greater than the amount withheld by Buyer. The apportionment of all other taxes (if any) between the Parties shall take place as an adjustment to the Purchase Price pursuant to Section 2.2 in the Settlement Statement, using estimates of such Taxes if actual numbers are not available.

13.2 Tax Reports and Returns. Seller agrees to file all tax reports and returns required to be filed by Seller prior to Closing and Buyer agrees to file all tax reports and returns required to be filed after Closing. The non-filing Party agrees to provide the filing Party with all information in or ascertainable from their records necessary to file any required tax reports and returns related to the Assets. Buyer agrees to pay all Taxes due and payable with respect to the Assets after Closing subject to the provisions of Sections 13.1.

13.3 Sales Taxes. Buyer shall be liable for and shall indemnify Seller for, any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement. If required by applicable law, Seller shall, in accordance with applicable law, calculate and remit any sales or similar taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall promptly reimburse Seller therefor. If Seller receives notice that any sales and/or use taxes are due, Seller shall promptly forward such notice to Buyer for handling.

13.4 Tax Information. Buyer and Seller shall cooperate and agree upon allocation of the proceeds for the respective properties and shall agree to file any necessary tax forms with the United States Internal Revenue Service.

ARTICLE 14
ASSUMPTION AND RETENTION OF OBLIGATIONS
AND INDEMNIFICATION

14.1 Buyer’s Assumption of Liabilities and Obligations. Upon Closing, Buyer shall assume and pay, perform, fulfill and discharge all duties, claims, costs, expenses, liabilities and obligations (the “Liabilities”) accruing or relating to (i) the owning, operating or maintaining of the Assets to the extent such Liabilities relate to periods on or after the Effective Time, including without limitation the Post-Closing Environmental Liabilities (the “Buyer’s Liabilities”) and (ii) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement (together, the “Assumed Liabilities”).

14.2 Seller’s Retention of Liabilities and Obligations. Upon Closing, Seller shall retain all Liabilities accruing or relating to (i) the owning, operating or maintaining of the Assets to the extent such Liabilities relate to periods prior to the Effective Time, including without limitation the payment of royalties, overriding royalties and Taxes attributable to the period of time prior to the Effective Time and, the Pre-Closing Environmental Liabilities, all of the foregoing being subject to Sections 2.2.c and 5.5; (ii) any injury, death, casualty, tortious action or inaction occurring on or attributable to the Assets and attributable to the period of time prior to the Closing Date, (Subsections 14.2(i) and (ii) being the “Seller’s Liabilities”), and (iii) any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement (collectively, the “Retained Liabilities”).

14.3 Indemnification. “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, diminution of value of an Asset, loss of profits incurred by a Party or Loss incurred as a result of the indemnified Party indemnifying a third party.

After the Closing, Buyer and Seller shall indemnify each other as follows:

a. Seller’s Indemnification of Buyer. Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer, its officers, directors, employees and agents, from and against all Losses which arise from or in connection with (i) Seller’s Liabilities, (ii) any breach of any representation or warranty made by Seller, (iii) any breach by Seller of their special warranty of title for the Assets contained in any conveyance, and (iv) any breach by Seller of this Agreement.

b. Buyer’s Indemnification of Seller. Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, Seller’s members, officers, directors, employees and agents, from and against all Losses which arise from or in connection with (i) Buyer’s Liabilities, and (ii) any breach of any representation or warranty made by Buyer, and (iii) any breach by Buyer of this Agreement.

14.4 Release. Buyer shall be deemed to have released Seller at the Closing from any Losses for which Buyer has agreed to indemnify Seller hereunder, and Seller shall be deemed to have released Buyer at the Closing from any Losses for which Seller has agreed to indemnify Buyer hereunder.

14.5 Procedure. The indemnifications contained in Section 14.3 shall be implemented as follows:

a. Coverage. Such indemnity shall extend to all Losses suffered or incurred by the indemnified party.

b. Claim Notice. The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) stating: (i) the amount of each payment claimed by an Indemnified Party to be owing, (ii) the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within 30 days after receipt of the Claim Notice, or after the amount of such payment has been finally established, whichever last occurs.

c. Information. Within 20 days after the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Article 14 (“Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within 60 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its consent. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter. In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Article 14 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense within the time period provided above, settle the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

d. Dispute. Other than with respect to a Claim based on an issue for which another method of dispute resolution is provided in this Agreement, if the existence of a valid Claim or amount to be paid by an Indemnifying Party is in dispute, the Parties agree to submit determination of the existence of a valid Claim or the amount to be paid pursuant to the Claim Notice to binding arbitration in Denver, Colorado, such arbitration to be conducted as follows: The arbitration proceeding shall be governed by Colorado law and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), though it need not be administered by the AAA. Discovery, to the extent allowed by the arbitrator, shall be conducted in accordance with the Federal Rules of Civil Procedure, and with any disputes over the scope of discovery to be determined by the arbitrator. There shall be a single, neutral arbitrator selected jointly by the Parties. If the Parties are unable to agree on an arbitrator within ten (10) days following a Party’s receipt of notice of Claim from the other Party, then either Party or both Parties shall request the Judicial Arbiter Group, Inc. of Denver, Colorado to appoint an arbitrator. The appointment of an arbitrator by Judicial Arbiter Group, Inc. shall be final. The arbitrator will have no authority to award punitive damages or any other damages not measured by the prevailing Party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of the Agreement. The arbitrator shall conduct a hearing no later than 30 days after his/her appointment. At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required but the arbitrator shall consider any evidence and testimony that he/she determines to be relevant, in accordance with procedures that he/she determines to be appropriate. Any award entered in the arbitration shall be made in writing and any payment due pursuant to the arbitration shall be made within 15 days of the arbitrator’s award. The award of the arbitrator need not be accompanied by a reasoned opinion. The arbitrator shall award to the prevailing Party, if any, as determined by the arbitrator, all of its costs and fees. “Costs and fees” means all reasonable pre-award expenses of an arbitration, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses such as copying, telephone, court costs, witness fees, and reasonable attorneys’ fees. The award may be filed in a court of competent jurisdiction and may be enforced by any Party as a final judgment of such court.

14.6 Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-party for any obligations or liabilities that may be incurred with respect to the Assets.

ARTICLE 15
MISCELLANEOUS

15.1 Exhibits. The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

15.2 Expenses. All fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the Transaction shall be paid by the Party incurring same, including, without limitation, legal and accounting fees, costs and expenses.

15.3 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as follows:

If to Seller:

Dominic J. Bazile II
Chief Operating Officer and Executive Vice President
Teton Energy Corporation
600 17th Street, Ste. 1600 North
Denver, Colorado 80202
Telephone: 303-565-4600
Facsimile: 303-565-4606
Email: dbazile@teton-energy.com

If to Buyer:

Ted Brown
Senior Vice President-Northern Region
Noble Energy, Inc.
1675 Broadway, Suite 2200
Denver, Colorado 80202
Telephone: 303-228-4000
Facsimile: 303-228-4281
Email: tdbrown@nobleenergyinc.com

With a copies to:

Shawn E. Conner
Vice President
Noble Energy, Inc.
100 Glenborough Drive, #100
Houston, TX 77067
Telephone: 281-872-3100
Facsimile: 281-872-3111
Email: sconner@nobleenergyinc.com

Robert Leo
Senior Counsel
Noble Energy, Inc.
1625 Broadway, #2200
Denver, CO 80202
Telephone: 303-228-4000
Facsimile: 303-228-4293
Email: rleo@nobleenergyinc.com

Any notice or communication hereunder shall be deemed to have been duly made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if faxed or sent electronically, when received if receipt is confirmed, (iii) if mailed, certified mail, return receipt requested, on the date set forth on the return receipt, or (iv) if sent by overnight courier, one day after sending. Any Party may, by written notice so delivered to the other Parties, change the address or individual to which delivery shall thereafter be made.

15.4 Amendments. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

15.5 Assignment. Prior to Closing, neither Seller nor Buyer shall assign all or any portion of its respective rights or delegate all or any portion of its respective duties hereunder without the prior written consent of the other Party.

15.6 Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued after the date of execution of this Agreement and prior to the Closing Date concerning this Agreement or this Transaction and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, Buyer or Seller shall not issue any such press release or other publicity without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

15.7 Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

15.8 Counterparts. This Agreement may be executed by Buyer, Seller and Teton Energy in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. Execution can be evidenced by fax or electronic signatures with original signature pages to follow in due course.

15.9 References. References made in this Agreement, including use of a pronoun, shall be deemed to include, where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, court, agency, government, board, commission, trust, estate or other entity or authority.

15.10 Governing Law. This Agreement and the Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the laws of the State of Colorado and the Parties hereby subject themselves to the sole and exclusive jurisdiction of the Federal or State courts of Colorado for resolution of any dispute related to this Agreement.

15.11 Entire Agreement. This Agreement constitutes the entire understanding among the Parties, their respective partners, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions, preliminary term sheets and prior agreements, notwithstanding language to the contrary therein.

15.12 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties, and their respective successors and assigns.

15.13 Survival. The representations and warranties set forth in Article 6 and Article 7 shall survive the Closing without limitation as to time. Delivery of the Assignment and Bill of Sale and Quitclaim Deeds conveying Facility Sites at the time of the closing will not constitute a merger of this Agreement with the Assignment or Quit Claim Deeds.

15.14 No Third-Party Beneficiaries. This Agreement is intended only to benefit the Parties and their respective permitted successors and assigns.

15.15 Limitation on Damages. The Parties expressly waive any and all rights to consequential, special, incidental, punitive or exemplary damages, or loss of profits resulting from breach of this Agreement.

15.16 Severability. It is the intent of the Parties that the provisions contained in this Agreement shall be severable. Should any provisions, in whole or in part, be held invalid as a matter of law, such holding shall not affect the other portions of this Agreement, and such portions that are not invalid shall be given effect without the invalid portion.

15.17 Condition Precedent. A condition precedent to the effectiveness of this Agreement is signature by Buyer, Seller and Teton Energy. Unless and until Buyer, Seller and Teton Energy have executed this Agreement, the Agreement will not be legally binding.

Executed on the dates set forth below each Party’s signature.

SELLER:
TETON DJ LLC
By: Lonnie R. Brock
Title: Executive Vice President and Chief Financial Officer
Date: March 31, 2009
TETON ENERGY CORPORATION
By: Dominic J. Bazile II
Title: Chief Operating Officer and Executive Vice President
Date: March 31, 2009
BUYER:
NOBLE ENERGY, INC.
By: Shawn E. Conner
Title: Vice President
Date: March 31, 2009

[Signature page to Purchase and Sale Agreement dated effective February 1, 2009 between Teton DJ LLC, As Seller and Noble Energy, Inc., as Buyer]

EXHIBIT A
To Purchase and Sale Agreement
dated effective February 1, 2009 between
Teton DJ LLC, as Seller
and Noble Energy, Inc., as Buyer

LEASES AND LANDS

EXHIBIT B
To Purchase and Sale Agreement
dated effective February 1, 2009 between
Teton DJ LLC, as Seller,
and Noble Energy, Inc., as Buyer

WELLS AND ALLOCATED VALUES
EXHIBIT C
To Purchase and Sale Agreement
dated effective February 1, 2009 between
Teton DJ LLC, as Seller,
and Noble Energy, Inc., as Buyer

EASEMENTS AND SURFACE LEASES

EXHIBIT D
To Purchase and Sale Agreement
dated effective February 1, 2009 between
Teton DJ LLC, as Seller,
and Noble Energy, Inc., as Buyer

PERSONAL PROPERTY AND EQUIPMENT

Chundy Field Facilities and Equipment:

1	Jones Compressor Site	Section 31-T5N-40W
2	Jutten Compressor Site and Salt Walter Disposal	Section 20-T5N-41W
3	Seward Salt Walter Disposal	Section 22-T4N-41W
4	Supreme Investments Water Transfer Station	Section 06-T4N-41W
Hagan Field Facilities and Equipment:

5	Malmkar Compressor Site	Section 22-T10N-39W
6	Young Salt Walter Disposal Site	Section 30-T10N-38W

EXHIBIT E
To Purchase and Sale Agreement
dated effective February 1, 2009 between
Teton DJ LLC, as Seller,
and Noble Energy, Inc., as Buyer

FACILITY SITES

Leon Lee:
Township 10 North, Range 38 West, 6th P.M.

Section 31: A one acre Tract of land 330 feet in length and 132 feet in width lying approximately 30 feet South of the North line and 33 feet West of the
East line of the NE/4NE/4NE/4, more particularly described in Surface Deed recorded as Instrument No. 08-00085.

Containing 1.00 acre, more or less
Perkins County, Nebraska
Calvin J. Young and Irma M. Young:

Township 10 North, Range 38 West, 6th P.M.

Section 30: E/2NE/4SE/4
Containing 20 acres, more or less
Perkins County, Nebraska
George L. Seward:

Township 4 North, Range 41 West, 6th P.M.

Section 22: W/2NW/4NW/4
Containing 20 acres, more or less
Dundy County, Nebraska
Jutten Properties, LLC:

Township 5 North, Range 41 West, 6th P.M.

Section 20: E/2NE/4SE/4
Containing 20.00 acres, more or less
Chase County, Nebraska

EXHIBIT F
To Purchase and Sale Agreement
dated effective February 1, 2009 between
Teton DJ LLC, as Seller,
and Noble Energy, Inc., as Buyer

FORM OF OFFICER’S CERTIFICATES OF SELLER AND TETON ENERGY CORPORATION
Officer’s Certificate of Teton DJ LLC

The undersigned, Lonnie R. Brock, Executive Vice President and Chief Financial Officer of Teton DJ LLC (“Teton DJ”), and is delivering this Officer’s Certificate to Noble Energy, Inc. (“Noble”), pursuant to that certain Purchase and Sale Agreement, dated effective February 1, 2009, by and between Teton DJ LLC and Noble Energy, Inc., (the “Agreement”). Capitalized terms used herein shall have the meanings given to them in the Agreement. Teton DJ hereby certifies to Noble that as of the date hereof the following conditions precedent to consummate the Closing have been satisfied:

1. All representations and warranties of Teton DJ contained in the Agreement are true and correct in all material respects as of the date of the Closing, and

2. All covenants and agreements required by the terms of the Purchase Agreement to be performed and complied with by Teton DJ prior to or at the Closing have been duly performed in all material respects as of the date of the Closing.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed March 31, 2009.

TETON DJ LLC

By:Lonnie R. Brock
Title:Executive Vice President and Chief Financial Officer

STATE OF COLORADO CITY AND COUNTY OF DENVER	) ) ss. )

The foregoing instrument was acknowledged before me this 31st day of March, 2009, by Lonnie R. Brock, Executive Vice President and Chief Financial Officer of Teton DJ LLC.

Witness my hand and official seal.

My commission expires:

Notary Public

Officer’s Certificate of Teton Energy Corporation

The undersigned, Dominic J. Bazile II is Chief Operating Officer and Executive Vice President of Teton Energy Corporation (“Teton Energy”), and is delivering this Officer’s Certificate to Noble Energy, Inc. (“Noble”), pursuant to that certain Purchase and Sale Agreement, dated effective February 1, 2009, by and between Teton DJ LLC and Noble Energy, Inc. (“Noble”), (the “Agreement”). Capitalized terms used herein shall have the meanings given to them in the Agreement. Teton Energy hereby certifies to Buyer that as of the date hereof the following conditions precedent to consummate the Closing have been satisfied:

1. All representations and warranties of Teton Energy contained in the Agreement are true and correct in all material respects as of the date of the Closing, and

2. All covenants and agreements required by the terms of the Purchase Agreement to be performed and complied with by Teton Energy prior to or at the Closing have been duly performed in all material respects as of the date of the Closing.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed March 31, 2009.

TETON ENERGY CORPORATION

Dominic J. Bazile II
Chief Operating Officer and Executive Vice President

STATE OF COLORADO	)
CITY AND	) ss.
COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this 31st day of March, 2009, by Dominic J. Bazile II, as Chief Operating Officer and Executive Vice President of Teton Energy Corporation.

Witness my hand and official seal.

My commission expires:

Notary Public

EXHIBIT G
To Purchase and Sale Agreement
dated effective February 1, 2009 between
Teton DJ LLC, as Seller,
and Noble Energy, Inc., as Buyer

FORM OF OFFICER’S CERTIFICATE OF BUYER

The undersigned, Shawn E. Conner, as Vice President of Noble Energy, Inc., a Delaware corporation (“Noble”), is delivering this Certificate to Teton DJ LLC (“Teton DJ”), pursuant to that certain Purchase and Sale Agreement dated effective February 1, 2009, by and between Teton DJ and Noble (the “Agreement”). Capitalized terms used herein shall have the meanings given to them in the Agreement. Noble hereby certifies to Teton that as of the date hereof the following conditions precedent to consummate the Closing have been satisfied:

1. All representations and warranties of Noble contained in the Agreement are true and correct in all material respects as of the date of the Closing, and

2. All covenants and agreements required by the terms of the Purchase Agreement to be performed and complied with by Noble prior to or at the Closing have been duly performed in all material respects as of the date of the Closing.

IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed March 31, 2009.

NOBLE ENERGY, INC.

By:Shawn E. Conner Title:Vice President
STATE OF COLORADO	)
CITY AND	) ss.
COUNTY OF DENVER	)

The foregoing instrument was acknowledged before me this 31st day of March, 2009, by Shawn E. Conner, Vice President of Noble Energy, Inc.

Witness my hand and official seal.

My commission expires:

Notary Public

EXHIBIT H
To Purchase and Sale Agreement
dated effective February 1, 2009 between
Teton DJ LLC, as Seller,
and Noble Energy, Inc., as Buyer

FORM OF NON-FOREIGN AFFIDAVIT
Exemption from Withholding of Tax for Dispositions of U.S. Real Property Interests
by Teton DJ LLC

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform Noble Energy, Inc. (“Buyer”) that withholding of tax is not required upon the disposition of U.S. real property interests by Teton DJ LLC (“Seller”), the undersigned hereby certifies the following:

1. Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate for purposes of U.S. income taxation;

2. The taxpayer identifying number of Seller is 84-1482290.

3. Seller’s address is 600 17th Street, Suite 1600 North, Denver, Colorado 80202.

Seller understands that Buyer may disclose this certification to the Internal Revenue Service and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare I have authority to sign this document.

Date: March 31, 2009

Seller:
TETON DJ LLC

Lonnie R. Brock
Title:	Executive Vice President and

Chief Financial Officer

STATE OF COLORADO CITY AND COUNTY OF DENVER	) ) ss. )

The foregoing instrument was acknowledged before me this 31st day of March, 2009, by Lonnie R. Brock, Executive Vice President and Chief Financial Officer of Teton DJ LLC.

Witness my hand and official seal.

My commission expires:

Notary Public

EXHIBIT I
To Purchase and Sale Agreement
dated effective February 1, 2009 between
Teton DJ LLC, as Seller,
and Noble Energy, Inc., as Buyer

FORM OF ASSIGNMENT AND BILL OF SALE

This Assignment and Bill of Sale (“Assignment”), dated effective February 1, 2009 (the “Effective Time”) is from Teton DJ LLC, a Colorado limited liability company, and Teton Energy Corporation, a Delaware corporation, (together, Assignor), to Noble Energy, Inc., a Delaware corporation, with an address of 1625 Broadway, Suite 2200, Denver, Colorado 80202 (“Assignee”).

For $100.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers, grants, bargains and conveys to Assignee all of Assignor’s right, title and interest in and to the following real and personal property interests in Chase, Dundy, Keith and Perkins Counties, Nebraska and Phillips, Sedgwick and Yuma Counties, Colorado, (collectively, the “Assets”):

a. The oil and gas leases described on Exhibits A-1 and A-2, including extensions and renewals thereof (the “Leases”) (including without limitation working interests, operating rights, overriding royalty interests, production payments and net profits interests) insofar as the Leases cover all lands covered by the Leases, whether or not such lands are adequately or fully described on Exhibit A (the “Lands”), and the oil, gas and all other hydrocarbons (including, but not limited to, coalbed methane) (“Hydrocarbons”), that may be produced from the Leases and Lands;

b. The oil and gas wells located on the Leases and Lands described on Exhibit A-1 only, or lands pooled or unitized therewith, including without limitation, the oil and gas wells specifically described on Exhibit B, whether producing or non-producing; all injection and disposal wells on the Leases and Lands described on Exhibit A-1 only (the “Wells”), and all personal property and equipment associated with the Wells as of the Effective Time;

c. The rights, to the extent transferable, in and to all existing and effective unitization, pooling and communitization agreements, declarations and orders, and the properties covered and the units created thereby, to the extent that they relate to or affect any of the interests described in Paragraphs a. and b. or the post-Effective Time production of Hydrocarbons from the Leases and Lands;

d. The rights, to the extent transferable, in and to the Material Agreements described on Exhibit E, only insofar as they relate to the Leases and Lands;

e. All of the personal property, materials, fixtures, improvements, well equipment, piping, valves, electrical, communications, separation, dehydration, compression and other equipment and facilities, tanks, chemicals, injection facilities, saltwater disposal facilities, compression facilities, flow lines, gathering systems (including without limitation the Chundy Gathering System), permits, licenses, approvals, servitudes, rights-of-way, easements, surface leases, and other surface rights, and all other appurtenances and facilities located on or used in connection with or otherwise related to the exploration for or production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Paragraphs a. through d., including without limitation the easements and surface leases described on Exhibit C and the personal property and equipment described on Exhibit D;

f. All data, interpretive data and geophysical modeling seismic lines over the general area of the Assets but excluding any of the foregoing that are (i) subject to unaffiliated third party contractual restrictions on disclosure or transfer, which are applicable to Assignor or (ii) subject to a transfer fee, unless Assignor agrees in writing to pay such transfer fee; and

g. All files, records, correspondence, data and information relating to the items described in Paragraphs a. through f. maintained by Assignor including, without limitation, lease and land files, abstracts, title reports, memoranda and opinions, well files, contract files, tax and accounting files related to the Assets.

TO HAVE AND TO HOLD the Assets unto Assignee and its successors and assigns forever.

This Assignment is made subject to the following terms and conditions:

1. Purchase and Sale Agreement. This Assignment is being made pursuant to the terms of the Purchase and Sale Agreement dated effective February 1, 2009, between Assignor and Assignee (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given them in the Agreement. If there is a conflict between the terms of this Assignment and the terms of the Agreement, the terms of the Agreement shall control to the extent of the conflict. Assignor and Assignee intend that the terms of the Agreement remain separate and distinct from and not merge into the terms of this Assignment.

2. Teton ORRI LLC Overriding Royalty. For the avoidance of doubt, the Assets do not include any overriding royalty interests in the Leases and Lands owned of record by Teton ORRI LLC on the date of the recording of this Assignment in each of the applicable county real property records.

3. Excluded Wells, Frenchman Creek. All wellbores on the Leases and Lands described on Exhibit A-2, including without limitation the Kramer 24-12 Well located in the SE/4SW/4 of Section 12, T. 6 N., R. 43 W., and the Kramer 12-13 Well located in the SW/4NW/4 of Section 13, T. 6 N., R. 43 W., Phillips County, Colorado, are excluded from this Assignment.

4. Special Warranty of Title. ASSIGNOR WARRANTS TITLE TO THE ASSETS ONLY FROM AND AGAINST ALL PERSONS CLAIMING BY, THROUGH AND UNDER ASSIGNOR, BUT NOT OTHERWISE.

5. Subrogation. To the extent permitted by law, Assignee shall be subrogated to Assignor’s rights in and to representations, warranties and covenants given with respect to the Assets. Assignor hereby grants and transfers to Assignee, its successors and assigns, to the extent so transferable and permitted by law, the benefit of and the right to enforce the covenants, representations and warranties, if any, which Assignor is entitled to enforce with respect to the Assets, but only to the extent not enforced by Assignor.

6. Governmental Forms of Assignment. Assignor and Assignee may execute separate governmental form assignments of the Assets on officially approved forms, in sufficient counterparts to satisfy applicable statutory and regulatory requirements. Those assignments shall be deemed to contain all of the exceptions, reservations, warranties, rights, titles, powers and privileges set forth herein as fully as though they were set forth in each such assignment. The interests conveyed by such separate assignments are the same, and not in addition to, the Assets conveyed herein.

7. Further Assurances. Assignor shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be reasonably necessary or advisable to carry out the purposes and intents of this Assignment. Teton Energy Corporation joins in this Assignment as further assurance to Assignee that all right, title and interest of Teton DJ, whether legal or equitable, in the Assets is hereby assigned.

8. Successors and Assigns. This Assignment binds and inures to the benefit of Assignor and Assignee and their respective successors and assigns.

9. Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute but one and the same instrument. In order to facilitate recordation, there are omitted from the Exhibits to this Assignment in certain counterparts descriptions of property located in counties other than the county in which the particular counterpart is to be recorded.

EXECUTED on the dates contained in the acknowledgments of this Assignment, to be effective for all purposes as of the Effective Time.

ASSIGNOR:

TETON DJ LLC

By: Lonnie R. Brock Title: Executive Vice President and Chief Financial Officer

TETON ENERGY CORPORATION

By: Dominic J. Bazile II

Title: Chief Operating Officer and Executive Vice President

ASSIGNEE:

NOBLE ENERGY, INC.

By: Shawn E. Conner

Title: Vice President

ACKNOWLEDGMENTS

STATE OF COLORADO CITY AND COUNTY OF DENVER	) ) ss. )

The foregoing instrument was acknowledged before me this 31st day of March, 2009, by Lonnie R. Brock, Executive Vice President and Chief Financial Officer of Teton DJ LLC.

Witness my hand and official seal.

My commission expires:

Notary Public

STATE OF COLORADO CITY AND COUNTY OF DENVER	) ) ss. )

The foregoing instrument was acknowledged before me this 31st day of March, 2009, by Dominic J. Bazile II, as Chief Operating Officer and Executive Vice President of Teton Energy Corporation.

Witness my hand and official seal.

My commission expires:

Notary Public

STATE OF COLORADO CITY AND COUNTY OF DENVER	) ) ss. )

The foregoing instrument was acknowledged before me this 31st day of March, 2009, by Shawn E. Conner, Vice President of Noble Energy, Inc.

Witness my hand and official seal.

My commission expires:

Notary Public

SCHEDULE 6.8

To Purchase and Sale Agreement
dated effective February 1, 2009 between
Teton DJ LLC, as Seller,
and Noble Energy, Inc., as Buyer

MATERIAL AGREEMENTS

1.	Agreement:	Acreage Earning Agreement
	Date:	12/31/05
	Parties:	Noble Energy, Inc. and Teton Energy Corporation
2.	Agreement:	First Amendment to Acreage Earning Agreement by and between Noble Energy, Inc. and Teton Energy Corporation
	Date:	12/31/05
	Parties:	Noble Energy, Inc. and Teton Energy Corporation
3.	Agreement:	East Big Springs Complex Joint Operating Agreement by and between Noble Energy, Inc. (Operator) and Teton DJ LLC by Teton Energy Corporation, Manager (Non-Operator)
	Date:	01/27/06
	Parties:	Noble Energy, Inc. (Operator) and Teton DJ LLC by Teton Energy Corporation, Manager (Non-Operator)
4.	Agreement:	Grant Complex Joint Operating Agreement by and between Noble Energy, Inc. (Operator)) and Teton DJ LLC by Teton Energy Corporation, Manager (Non-Operator)
	Date:	01/27/06
	Parties:	Noble Energy, Inc. (Operator) and Teton DJ LLC by Teton Energy Corporation, Manager (Non-Operator)
5.	Agreement:	Chundy Complex Joint Operating Agreement by and between Noble Energy, Inc. (Operator) and Teton DJ LLC by Teton Energy Corporation, Manager (Non-Operator)
	Date:	01/27/06
	Parties:	Noble Energy, Inc. (Operator) and Teton DJ LLC by Teton Energy Corporation, Manager (Non-Operator)
6.	Agreement:	Model Form Recording Supplement to Operating Agreement and Financing Statement
	Date:	01/27/06
	Parties:	Noble Energy, Inc. and Teton DJ LLC
	Rec. Date:	06/26/06
	Book/Page:	Book 16 O&G, Page 807
	County/State:	Chase County, Nebraska
7.	Agreement:	Model Form Recording Supplement to Operating Agreement and Financing Statement
	Date:	01/27/06
	Parties:	Noble Energy, Inc. and Teton DJ LLC
	Rec. Date:	11/13/06
	Book/Page:	Book 38, Misc., Page 559
	County/State:	Dundy County, Nebraska
8.	Agreement:	Acreage Earning Agreement
	Date:	05/01/07
	Parties:	Teton DJ LLC and Targe Energy Exploration and Production LLC